Exhibit 4.43

Convenience translation to English. Original in Spanish

AMENDMENT No. 1 TO THE INTERNAL LOAN AGREEMENT SIGNED ON MARCH 17, 2023 BETWEEN ECOPETROL S.A., AND BANCOLOMBIA S.A., UP TO THE SUM OF ONE TRILLION PESOS (COP1,000,000,000,000,000) COLOMBIAN LEGAL CURRENCY

Among the signed, namely:

i.

Ecopetrol S.A., created by the authorization of Law 165 of 1948, through Decree 0030 of 1951, a mixed economy company, of a commercial nature, with its principal domicile in Bogotá D.C., organized as a corporation by virtue of Law 1118 of 2006, of the national order and linked to the Ministry of Mines and Energy, identified with NIT 899.999.068-1 (hereinafter the “Borrower”), represented in this act by Jaime Eduardo Caballero Uribe, of legal age, identified as it appears at the foot of his signature, in his capacity as Third Alternate of the President acts as legal representative as stated in the certificate of existence and representation issued by the Chamber of Commerce of Bogotá D.C (Annex II (a)) and duly authorized by the Board of Directors of ECOPETROL S.A. according to certification issued on June 2, 2023 by the Vice President of Corporate Affairs and General Secretariat of Ecopetrol S.A. (Annex II (b)); , as well as by the Subdirectorate of Financing of Other Entities, Monitoring, Sanitation and Portfolio of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit through official letter No. 2-2023-029268 of June, 9 of two thousand twenty-three (2023), (Annex II (c)) documents that are an integral part of this document.

ii.

Bancolombia S.A., a financial institution, legally constituted by Public Deed number 388, executed on January 24, 1945 before the First Notary of the Notarial Circle of Medellín, Antioquia, and currently existing in accordance with the laws of the Republic of Colombia, with principal address in the city of Medellín, Antioquia, identified with NIT 890.903.938-8 (hereinafter “Lender” and, jointly with the Borrower, the “Parties”), represented in this act by Juan Manuel Hernández Forst, of legal age, identified as it appears at the bottom of his signature, in his capacity as legal representative duly authorized for such purposes, as stated in the certificate of existence and representation issued by the Financial Superintendence of Colombia, which is an integral part of this document (Annex I);

We have resolved to enter into this Amendment No. 1 (the “Amendment No. 1”) to the Non-Revolving Committed Credit Line Agreement entered into on March 17, 2023 (the “Borrowing Agreement”), subject to the following:

CONSIDERATIONS

1.

That in development of the authorization given by the Ministry of Finance and Public Credit through Resolution 655 of March 16, 2023, the Parties signed the Loan Agreement, up to the sum of ONE TRILLION PESOS (COP1,000,000,000,000,000) Colombian legal currency, for the purpose of paying commitments derived from existing credit obligations of the Borrower.

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2.

That through communications filed with the Ministry of Finance and Public Credit under Nos. 1-2023-042668 of May 19, 2023, 1-2023-046206 of May 31, 2023, and 1-2023-048532 of June 7, 2023, the Borrower requested “(...) authorization to the Ministry of Finance and Public Credit (MHCP) to make an amendment to the Long-Term Internal Credit Agreement, without Guarantee of the Nation signed with Bancolombia, under the modality of committed line, for $1 billion pesos. The proposed amendment aims to formalize and materialize adjustments agreed with Bancolombia that has led to a reduction in the interest rate applicable to this credit. (...) The conditions to be modified are reflected in the following table (we emphasize that the only modification will be in the interest rate):

	Approved Conditions	Proposed Terms and Conditions (Amendment)
Lender:	Bancolombia S.A.	Bancolombia S.A.
Amount:	COP$1,000,000,000,000	COP$1,000,000,000,000
Deadline:	Five (5) years, counted from the date on which the first disbursement occurs	Five (5) years, counted from the date on which the first disbursement occurs
Amortization:	Only installment on the date on which the fifth (5) anniversary occurs counted from the date on which the first disbursement occurs, that is, at maturity.	Only installment on the date on which the fifth (5) anniversary occurs counted from the date on which the first disbursement occurs, that is, at maturity.
Interest rate:	IBR 6 months + 5.82% N.A.S.V	IBR 6 months + 4.90% N.A.S.V
Interest Payment:	Semester overdue	Semester overdue
Availability period:	From the date of signature of the loan agreement until December 16, 2024.	From the date of signature of the loan agreement until December 16, 2024.
Availability fee:

Equivalent to 0.025% nominal annual month in arrears plus VAT settled on the amount of financing not disbursed. This commission will be due per semester in arrears and is payable semi-annually in arrears during the period of availability.

Equivalent to 0.025% nominal annual month in arrears plus VAT settled on the amount of financing not disbursed. This commission will be due per semester in arrears and is payable semi-annually in arrears during the period of availability.

3.

That according to the certification signed by the Vice President of Corporate Affairs and Secretary General of Ecopetrol S.A. dated June 2, 2023, “(...) the general power of attorney granted to Mr. Jaime Eduardo Caballero Uribe by the principal legal representative in the exercise of his powers, through public deed 0925 of the Notary 15 of Bogotá D.C., of August 15, 2018, registered with the

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Chamber of Commerce of Bogotá on August 23, 2018 under Registry No. 00039873 of Book V, The attorney-in-fact is empowered, among others, to “(...) 6. To manage, negotiate and sign contracts, agreements, or any type of legal business, as well as to execute any legal act including but not limited to acts with the purpose of modifying, terminating and liquidating contracts in Colombia or abroad, and in general, to sign the documents of any nature that are required (...)” (emphasis added). The above for "(...) Long- and short-term credit operations in local and foreign currency; leasing operations – BOMT, BOT and other project financing mechanisms; contracts for the negotiation of short-term credits, derivatives and trade finance operations (...) up to an amount equivalent to one million (1,000,000) of the current legal monthly minimum wage (including VAT)”. That the power of attorney to date has not been revoked and is therefore in force. (...)”.

4.

That by means of a communication dated June 7, 2023, issued by the Legal Representative of the Lender addressed to the Borrower, it stated that “(...) the Bank is willing to grant a reduction in the margin applicable to the remunerative interest rate agreed in the aforementioned clause of the Loan Agreement. This interest rate would correspond to the IBR rate 6 months + 4.9000% Annual Nominal Semester Overdue. To the extent that the first disbursement of the Financing has not occurred, this benefit would apply to the total amount committed and pending disbursement corresponding to one billion Colombian pesos (COP$1.000,000,000,000).”.

5.

That in accordance with the provisions of Clause 7.11 – Modification of the Loan Agreement and Article 5 of Law 781 of 2002, the Subdirectorate of Financing of Other Entities, Monitoring, Sanitation and Portfolio of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit authorized the signing of this Loan Agreement No. 1, by means of official letter No. 2-2023-029268 June, 9th of two thousand twenty-three (2023) (Annex II (c)).

Taking into account the foregoing, the Parties have decided to enter into this Amendment No. 1, which shall be governed by the following:

CLAUSES

I.Definitions

1.1	Defined terms

The terms in initial capital letters that are not expressly defined in this Amendment No. 1 will have the definition attributed to them in the Loan Agreement.

II.Modification to the Loan Agreement

2.1	Modification of paragraph (d) of Section 1.4 of Clause I of the Loan Agreement

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Paragraph (d) of Section 1.4 of Clause I of the Loan Agreement is modified, which will be as follows as of the date of signing this Item No. 1 to the Loan Agreement:

“(d) Remunerative Interest. During the Term, the Borrower shall pay remunerative interest on the balance of the principal due under this Borrowing Agreement (the “Remunerative Interest”), settled at the IBR Rate with a trading period of six (6) Months (“IBR 6 MONTHS”) certified by the Bank of the Republic, or the entity that takes its place, with two decimal places (0.00%) added to an applicable annual nominal margin (spread) of 4.90%, with four decimal places (4.9000%) (IBR 6 MONTHS + 4.9000% Annual Nominal Semester Overdue and will be payable in its equivalent semester in arrears). In each semester, the Remuneratory Interest will be adjusted taking into account the IBR 6 MONTHS in force on the date of the beginning of each Period of Interest increased by the same applicable margin as above. The Interests Remuneration shall be calculated on a basis of one year of three hundred and sixty (360) days and days effectively elapsed in the calculation period (CURRENT/360). The calculation of Remunerative Interest (IBR 6 MONTHS in force + spread) must be truncated to four decimal places (0.0000%). For the first payment of Remunerative Interest, the IBR 6 MONTHS rate in force on the date corresponding to the first Disbursement will be taken. The Banking Reference Indicator (IBR) is a short-term reference interest rate in the Colombian interbank market, published by Banco de la República. In the event that the IBR rate is eliminated, the indicator that replaces it will be taken as the basis for settlement.”

Paragraph: Taking into account the provisions of this Item No. 1 to the Borrowing Agreement, the Borrower shall sign in favor of the Lender a promissory note signed by the Borrower in accordance with the model that appears as Annex III (Form C) of this Item No. 1 to the Loan Agreement, which shall replace Form A of the Loan Agreement in its entirety.

III.Other Provisions

3.1.	Ratification

This Amendment No. 1 constitutes a partial modification of the Loan Agreement. Except for the modifications contained in this Loan Agreement No. 1, the other provisions and terms of the Loan Agreement shall remain in full force and effect.

3.2.	Stamp Duty

This Item No. 1 to the Loan Agreement and the Promissory Notes that are subscribed in the development thereof, are exempt from the National Stamp Tax as they constitute a public credit operation, in accordance with the provisions of numeral 14 of Article 530 of the Tax Statute, modified by Article 8 of Law 488 of 1998.

3.3.	Improvement and Publication

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In accordance with the provisions of Article 2.2.1.5.8 of Decree 1068 of 2015, this Amendment No. 1 is perfected with the signature of the Parties. The Borrower must publish this Amendment No. 1 in the Electronic System for Public Procurement – SECOP administered by the National Public Procurement Agency – Colombia Compra Eficiente, in accordance with the provisions of Article 223 of Decree 019 of 2012, or those regulations that modify or replace them. Likewise, the Borrower must include this Amendment No. 1 in the other registries that are applicable to it, in accordance with the regulations in force.

3.4.	Inclusion in the Public Debt System

The Borrower must send a copy of this Amendment No. 1 of the Loan Agreement to the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, requesting its inclusion in the Public Debt System (Single Database), in compliance with the provisions of Article 16 of Law 185 of 1995 (amended by Article 13 of Law 533 of 1999).

3.5.	Registration with the Office of the Comptroller General of the Republic

The Borrower undertakes to register this Amendment No. 1 with the Office of the Comptroller General of the Republic, in accordance with the provisions of Article 43 of Law 42 of 1993 and Article 33 of Organic Regulatory Resolution No. 0035 of April 30, 2020 of the Office of the Comptroller General of the Republic, or by those provisions that modify, complement and/or repeal them.

This Amendment No. 1 was prepared in two (2) originals of the same tenor and one of them will be delivered to the Borrower.

For the record of all the above, it is signed in the city of Bogotá D.C. on June 13, of two thousand twenty-three (2023).

[Signature pages follow]

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Signature Sheet

Amendment No. 1 to the Loan Agreement

Ecopetrol S.A.

Ecopetrol S.A.

Name: Jaime Eduardo Caballero Uribe
Identification: C.C. 72,198,724
Position: Corporate Vice President of Finance

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Signature Sheet

Amendment No. 1 to the Loan Agreement

Ecopetrol S.A.

Bancolombia S.A.

Name: Juan Manuel Hernández Forst
ID: C.C. 15.349.723
Position: Vice President Commercial Large Corporates

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Annex I

Certificate of Existence and Legal Representation of Bancolombia S.A.

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Annex II (a)

Certificate of Existence and Legal Representation of the Borrower

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Annex II (b)

Certification from the Borrower's Board of Directors dated June 2, 2023

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Annex II (c)

Official Letter No. 2-2023-029268 of June 9, 2023 of the Subdirectorate of Financing of Other Entities, Monitoring, Sanitation and Portfolio of the General Directorate of Public Credit and National Treasury – Ministry of Finance and Public Credit

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Annex III (Form C)

Promissory Note No. Amount: $[•]

Remunerative Interest: IBR 6 MONTHS + [4.9000]% N.A.S.V.

ECOPETROL S.A., a commercial mixed economy company, with its principal domicile in the city of Bogotá D.C., organized as a public limited company, of the national order and linked to the Ministry of Mines and Energy, identified with NIT 899.999.068-1 (hereinafter “Borrower”), represented in this act by [•],1 of legal age, identified with citizenship card No. [•] of [•], acting in its capacity as [•] in accordance with [•], and in accordance with the authorization given by the Subdirectorate of Financing of Other Entities, Monitoring, Sanitation and Portfolio of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit through official letter No. _____________del [_] (_) of (_________) of two thousand twenty-three (2023), by virtue of this Promissory Note, in accordance with the provisions of the committed credit facility agreement signed on March seventeen (17), 2023 (hereinafter, the “Loan Agreement”) and Amendment No. 1 signed on [_] (_) of (_________) of 2023, is obliged to pay unconditionally to the order of BANCOLOMBIA S.A., hereinafter referred to as the “Lender”, or to whoever represents its rights, in its offices in the city of Bogotá D.C., the sum of [•] pesos Colombian legal currency (COP$•), received as a mutual under the Loan Agreement, within a period of five (5) years from [•] of [•] of [•] (the “Date of the first Disbursement”). The Borrower shall pay the aforementioned sum in a single (1) installment to principal for a value of [•] pesos Colombian legal currency (COP$•), and shall make such payment on [•] of [•] of [•]. During the term, on the Payment Dates, the Borrower will pay remunerative interest on the principal owed (the “Remunerative Interest”), settled at the IBR 6 MONTHS rate certified by the Bank of the Republic, or the entity that takes its place, with two decimal places (0.00%) added to an applicable margin (spread) of 4.90%, with four decimal places (4.9000%) and will be payable in its equivalent semester in arrears. In each semester, the Remunerative Interest will be adjusted taking into account the IBR 6 MONTHS in force on the start date of each Interest Period increased by the same applicable margin indicated above. Remunerative Interest will be calculated on a CURRENT/360 basis, according to which actual calendar days are taken in the calculation period of Remunerative Interest and assumes years of 360 days. The calculation of the rate (IBR 6 MONTHS in force + spread) must be truncated to four decimal places (0.0000%). For the first payment of Remunerative Interest, the IBR 6 MONTHS rate in force on the date corresponding to the first Disbursement will be taken. The Banking Reference Indicator (IBR) is a short-term reference interest rate in the Colombian interbank market, published by Banco de la República. In the event that the IBR rate is eliminated, the indicator that replaces it will be taken as the basis for settlement. The first payment of Remunerative Interest will be made on the First Payment Date. In addition, “Interest Period” means any six (6) month period beginning on a Payment Date and ending on the day (business or not) immediately preceding the next Payment

1 This document will be signed by the legal representative identified in this document, or by any person who has authorizations for this purpose at the time of its signing.

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Date (the foregoing, except in the case of the first Interest Period, which begins on the date on which the first Disbursement under the Borrowing Agreement was made and ends on the day (business or not) immediately preceding the to the First Payment Date). If payment of the principal due under this Promissory Note is not made on the due date, the Borrower shall recognize and pay default interest on the amount of the principal in arrears and, for each day of delay from the day of the default until the day on which such amount is actually paid, at a rate corresponding to the rate of Remunerative Interest plus two percentage points (2%), without exceeding in any case the maximum rate allowed by law, calculated based on a year of 360 days, without prejudice to the corresponding legal actions for collection. The Default Interest will be calculated on a CURRENT/360 basis, according to which real calendar days are taken in the calculation period of Late Interest and assumes years of 360 days.

The Lender, upon written notice to the Borrower and without the need for any court order, may declare the outstanding term for payment under the Borrowing Agreement expired and require immediate payment of the outstanding balances, including Remunerative Interest, in the following cases provided that it is duly evidenced: (i) delay of more than thirty (30) calendar days in the payment of the sums owed by the Borrower to the Lender for capital or interest in the development of the Loan Agreement; (ii) the breach of any of the obligations of the Loan Agreement other than that described in paragraph (i) above, which are not remedied within sixty (60) business days from the written notice of the Lender to the Borrower; (iii) the change of destination by the Borrower of the resources disbursed by the Lender under the Loan Agreement; (iv) The existence of an administrative or judicial decision, notified to the Borrower, final, final, and final, not subject to any appeal and duly enforceable, that makes it impossible for the Borrower to respond in a timely manner for the obligations arising from the Credit Agreement, unless the Borrower, within thirty (30) calendar days following the date of notification of the respective administrative or judicial decision, delivers a certification signed by its legal representative, in which it is stated that such decision does not make it impossible for the Borrower to respond in a timely manner with its obligations under this Loan Agreement, and such statement is duly accredited with the Borrower's Financial Statements. The declaration of early maturity by the Lender shall not require a complaint, claim, protest or additional requirement of any nature. The Borrower may at any time prepay all or part of the amounts outstanding under this Promissory Note and such advance payment will not result in the payment of any penalty, penalty, premium or cost whatsoever. In any case, the Borrower shall notify the Lender of its intention to make an advance payment at least thirty (30) calendar days prior to the scheduled date of such payment. Any payment or fulfillment of any obligation arising from this Promissory Note that must be made on days other than a business day, or a bank closing day according to Colombian law, must be understood to have been validly made on the first following banking business day without this circumstance causing any delay or surcharge. The payments made in the development of this promissory note will be applied first to the interest on moratoriums if any, second to Remunerative Interest, third to overdue capital, fourth to the prepayment of the obligation.

This Promissory Note is signed pursuant to the Loan Agreement, and may not be assigned, endorsed

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or otherwise transferred by the Lender without the prior written consent of the Borrower, which may not be withheld without just cause, and in any case (i) subject to the prior written approval of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit in the event of a written in which the assignment involves modifications to the Loan Agreement, or (ii) notifying the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the assignment in the event that the assignment does not make modifications to the Loan Agreement. In accordance with the provisions of numeral 14 of article 530 of the Tax Statute, this security does not generate the payment of stamp duty.

This Promissory Note is signed in the city of Bogotá on [_] (_) of (_________) of two thousand twenty-three (2023).

ECOPETROL S.A.
[INSERT NAME]
[INSERT SIGNATORY STATUS LEGAL REP/SPECIAL ATTORNEY, ETC]
[INSERT ID NO.]

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